EXHIBIT 10.3

AMERICAN CAPITAL, LTD.

LOCK UP AGREEMENT

$550,000,000 6.85% Senior Notes due August 1, 2012

This LOCK UP AGREEMENT (this “Agreement”), dated as of June 9, 2010, is entered into by and among American Capital, Ltd., a Delaware corporation (the “Company”), each of the undersigned creditors of the Company, and any other creditor of the Company that becomes a party hereto in accordance with the terms hereof (each a “Consenting Creditor” and, collectively, the “Consenting Creditors”). The Consenting Creditors and the Company are referred to herein as the “Parties.”

RECITALS

WHEREAS, the Company intends to enter into an out-of-court exchange of certain of its loans and securities (the “Exchange”) in accordance with the Confidential Out-of-Court Exchange Offering Memorandum and Solicitation of Consents and Disclosure Statement and Solicitation of Votes Related to an In-Court Standby Prepackaged Standby Plan of Reorganization, dated May 3, 2010 (the “Offering Memorandum”), previously delivered to the Consenting Creditors; capitalized terms used herein without definition shall have their respective meanings assigned in the Offering Memorandum; and

WHEREAS, the undersigned Consenting Creditors, on the date hereof representing approximately 43% of aggregate outstanding principal amount of the Company’s $550,000,000 6.85% Senior Notes due August 1, 2012 (the “Existing Public Notes”), are prepared to agree to tender their Existing Public Notes in the Exchange Offers and to vote their claims to accept the Standby Plan, each as modified as described herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Support of the Exchange Offers and Standby Plan; Additional Covenants.

(a) Modified Offer. Attached hereto Exhibit A is the Confidential Supplement No. 1 to the Offering Memorandum other than supplemental risk factor disclosure to be provided by the Company (as further modified and amended as provided herein, “Supplement No. 1”), which the Company intends to issue on or about June 9, 2010, pursuant to which the Company will modify the terms of the Exchange Offers and the Standby Plan. The Exchange Offers and Standby Plan, as modified by Supplement No. 1, are hereby referred to as the “Modified Offer” and all references hereinafter to the Exchange Offers and Standby Plan shall mean the same as modified by the Modified Offer. The Consenting Creditors shall not be bound under this Agreement if Supplement No. 1 and/or the terms of the Modified Offer are modified in any manner, unless such modifications are consented to by the Requisite Consenting Creditors, which consent (x) shall be at the sole discretion of the Requisite Consenting Creditors to the extent such modifications pertain to material, as reasonably determined by the Requisite Consenting

Creditors ( “Material”), economic terms (including, without limitation, interest, priority, maturity, prepayment/redemption, amortization, indebtedness covenants, negative pledge covenants and financial covenants) of the Modified Offer as it relates to the New Call Protected Secured Notes (as such term is defined in Supplement No, 1) (“Economic Terms”), and (y) shall not be unreasonably withheld or delayed to the extent such modifications pertain to Material non-Economic Terms. As used herein, “Requisite Consenting Creditors” shall mean (x) the greater of (i) Consenting Creditors holding a majority in aggregate principal amount of the Existing Public Notes held by the Consenting Creditors voting on such matter, or (ii) Consenting Creditors holding at least 40% of the aggregate principal amount of the Existing Public Notes with reference to (A) Material Economic Terms, (B) the timing of a Termination Event (as defined below), or (C) any Material modification, amendment or supplement to this Agreement, and, (y) in all other instances, Consenting Creditors holding a majority in principal amount of the Existing Public Notes held by Consenting Creditors voting on such matter; provided that neither the Company nor any affiliate of the Company shall be a Consenting Creditor for purposes of this definition of Requisite Consenting Creditors.

(b) Support of Modified Offer. Each Consenting Creditor agrees to tender its Relevant Notes (as defined in Section 6) in the Exchange Offers and to vote (or cause to be voted) all of its Relevant Notes to accept the Standby Plan to the extent held on the Record Date (or subject to a contractual right to cause such vote). Not later than the close of business on the second Business Day following receipt of tender and voting instructions from its nominee, broker or other intermediary acting on its behalf with respect to its Relevant Notes, the undersigned shall instruct such nominee, broker or intermediary to (i) tender such Relevant Notes to participate in the Exchange Offers in accordance with the terms of the Modified Offer, (ii) vote (or cause to be voted) all of such Relevant Notes in favor of the Public Note Consent Solicitation, and (iii) vote (or cause to be voted) all of such Relevant Notes to accept the Standby Plan to the extent held on the Record Date (or subject to a contractual right to cause such vote). No failure to comply with the requirements of this Section 1(b) shall relieve any Consenting Creditor of its obligations hereunder to participate in the Exchange Offers, vote in favor of the Public Note Consent Solicitation, and accept the Standby Plan.

(c) Additional Consenting Creditors. The Consenting Creditors shall cause a meeting of the ad hoc group of holders of Existing Public Notes to be convened within one Business Day of the commencement of the Modified Offer and shall recommend that such holders of Existing Public Notes (i) tender all of the Existing Public Notes as to which such holders are the beneficial owner and/or the investment adviser or manager of discretionary accounts for the holders or beneficial owners of record or otherwise controlled by them to participate in the Exchange Offers in accordance with the terms or the Modified Offer, (ii) vote (or cause to be voted) all of such Existing Public Notes in favor of the Public Note Consent Solicitation, (iii) vote (or cause to be voted) all of such Existing Public Notes to accept the Standby Plan to the extent held on the Record Date (or subject to contractual right to cause such vote), and (iv) enter into this Agreement in accordance with Section 23.

(d) Waivers and Withdrawals. Each Consenting Creditor severally (and not jointly) agrees:

(i) to participate in the Modified Offer in accordance with its terms;

(ii) that it will not change or withdraw its vote or its consent to accept the Exchange Offers, Public Note Consent Solicitation or the Standby Plan; and

(iii) upon written request of the Company made as provided in Section 13 hereof, act to support, through the Requisite Consenting Creditors, to reduce the condition under the Modified Offer requiring receipt of tenders of Existing Public Notes from 85% to such percentage as may be specified by the Company, but not less than 51%.

(e) No Contrary Actions. Subject to the terms and conditions hereof and sections 1125, 1126 and 1145 of the Code (if and to the extent applicable) and so long as a Termination Event (as defined below) has not occurred, or has occurred but has been duly waived or cured in accordance with the terms hereof no Consenting Creditor will:

(i) object to the Exchange Offers, the solicitation of votes for the Standby Plan or confirmation of the Standby Plan in accordance with the Modified Offer or otherwise commence any proceeding to oppose or alter the Exchange Offers or the Standby Plan, the Offering Memorandum, as supplemented by Supplement No. 1, the Court orders to be prepared in connection therewith, or any Restructuring Document (as hereinafter defined) approved by the Requisite Consenting Creditors;

(ii) vote for, consent to, support or participate in the formulation of any reorganization, recapitalization or restructuring other than the Modified Offer;

(iii) directly or indirectly seek, solicit, support or encourage any reorganization (whether pursuant to a Standby Plan under the Code or otherwise) other than the Exchange Offers or the Standby Plan as provided in the Modified Offer, or any sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, reorganization or restructuring of the Company or any of its subsidiaries that reasonably could be expected to prevent, delay or impede the successful implementation of the reorganization as contemplated by the Modified Offer and the Restructuring Documents;

(iv) object to the solicitation of votes for acceptance of the Standby Plan or any other solicitation of consents under the Standby Plan or the Public Note Consent Solicitation; or

(v) take any other action not required by law that is inconsistent with, or that would materially delay, confirmation or consummation of, the Modified Offer, the Exchange Offers or the Standby Plan provided for thereunder.

2. Restructuring Documents. Attached to the Offering Memorandum and filed as an exhibit on the Company’s Form 8-K, dated May 3, 2010, are a New Secured Note Indenture, New Credit Agreement, standby plan of reorganization and related agreements, instruments and documents to effectuate the agreements and transactions described in the Offering Memorandum (the “Initial Restructuring Documents”). Promptly following execution and delivery of this Agreement, the Company will prepare revisions to the Initial Restructuring Documents to reflect the modified Exchange Offers and Standby Plan in accordance with Supplement No. 1 (as so revised, the “Restructuring Documents”). The Consenting Creditors shall not be bound under this Agreement if the Initial Restructuring Documents are modified in a manner other than in accordance with Supplement No. 1 and such modification has not been approved by the Requisite Consenting Creditors, which approval (x) shall be at the sole discretion of the Requisite Consenting Creditors to the extent such modifications pertain to Material Economic Terms and (y) shall not be unreasonably withheld or delayed to the extent such modifications pertain to Material non-Economic Terms.

3. Transfer of Existing Public Notes or Claims.

(a) Each Consenting Creditor agrees that it shall not directly or indirectly sell, assign, pledge, hypothecate, grant an option on, or otherwise dispose of (each, a “transfer”) any of the Existing Public Notes or any claims related thereto (“Claims”) held by such Consenting Creditor on the date hereof; provided, however, that any Consenting Creditor may transfer any Existing Public Note or Claim to (x) an entity that executes and delivers to the Company a duly executed counterpart of this Agreement in accordance with Section 20, or (y) an entity that agrees in writing, in form and substance satisfactory to the Company, to be bound by the terms of this Agreement, and if such transfer is to occur prior to the deadline established in the Offering Memorandum as amended by Supplement No. 1 for casting votes on the Standby Plan, such Consenting Creditor executes and delivers to the Company’s voting agent, in accordance with the voting procedures established in the Offering Memorandum as amended by Supplement No. 1, an irrevocable ballot to accept the Standby Plan.

(b) This Agreement shall in no way be construed to preclude any Consenting Creditor from acquiring additional Existing Public Notes or any Existing Private Notes, Existing Loans or related Claims; provided, however, that any such Existing Public Notes or Claims shall automatically be subject to all of the terms of this Agreement.

4. Confirmation of the Standby Plan. In the event the Company commences a Case, the Consenting Creditors shall cooperate fully with the Company’s efforts, at the Company’s Expense, to obtain confirmation of the Standby Plan in accordance with the Restructuring Documents.

5. Termination of Agreement. This Agreement may be terminated by delivery of a written notice in accordance with Section 13 hereto to the other Parties and the obligations of each of the Parties hereunder shall thereupon terminate and be of no further force and effect with respect to each Party, upon the occurrence of the following (each a “Termination Event”):

(a) The consummation of the Exchange Offers, the effective date of the Standby Plan or a written agreement among the Company and the Requisite Consenting Creditors terminating this Agreement;

(b) By the Company or the Requisite Consenting Creditors if (i) the Exchange Offers shall not have been consummated by July 19, 2010, or (ii) the Company shall not have commenced the Case by July 20, 2010, unless the Company and the Requisite Consenting Creditors have agreed in writing to extend such dates;

(c) By the Requisite Consenting Creditors, if the Company shall breach any of its obligations under this Agreement, or shall determine to pursue, or announce its intention to pursue, a voluntary reorganization case under chapter 11 of the Code on terms and conditions that are not consistent with the terms and conditions of the Modified Offer or amend, modify or support in any manner amendments or modifications to the Standby Plan or any Standby Plan related documents, including, without limitation, with respect to the treatment of or consideration provided to any non-accepting impaired classes, which amendment, modification or other form of support is inconsistent with this Agreement and is not otherwise consented to by the Requisite Consenting Creditors (which consent (x) shall be at the sole discretion of the Requisite Consenting Creditors to the extent such amendment, modification or other form of support pertains to Material Economic Terms and (y) shall not be unreasonably withheld or delayed to the extent such amendment, modification or other form of support pertains to Material non-Economic Terms);

(d) By the Company, if a number of Consenting Creditors shall breach their material obligations under this Agreement (to the extent not otherwise waived in accordance with the terms hereof) or shall determine to pursue, or announce their intention to pursue, a reorganization case under chapter 11 of the Code on terms and conditions that are not consistent with the terms and conditions of the Standby Plan, such that fewer than the Requisite Consenting Creditors continue to be parties in compliance with this Agreement; or

(e) By the Company or the Requisite Consenting Creditors, if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the Standby Plan in a way that cannot be reasonably remedied by the Parties.

No termination pursuant to this Section 5 shall limit the liability of any Party in breach of this Agreement notwithstanding that a non-breaching Party has exercised termination rights under this Section 5. The existence of a right to terminate this Agreement pursuant to this Section 5 shall not limit any right of any Party pursuant to Section 8.

Notwithstanding any provision of this Agreement, the Modified Offer or the Restructuring Documents, upon termination of this Agreement (other than by consummation of the Exchange Offers or the effective date of the Standby Plan), the Company shall immediately permit each Consenting Creditor to (i) withdraw the tender of all Relevant Notes tendered by such Consenting Creditor, (ii) alter or withdraw the vote of all Relevant Notes voted by such Consenting Creditor in favor of the Public Note Consent Solicitation and (iii) alter or withdraw the vote of all Relevant Notes voted by such Consenting Creditor to accept the Standby Plan.

6. Representations and Warranties of the Consenting Creditors. Each of the Consenting Creditors individually represents that, as of the date such Consenting Creditor executes and delivers this Agreement, it is the beneficial owner and/or the investment adviser or manager of discretionary accounts for the holders or beneficial owners of the aggregate principal amount of Existing Public Notes set forth on its signature page or as otherwise notified in writing to the Company on the date hereof (the “Relevant Notes”), with the power to vote and dispose of all or substantially all of the aggregate principal amount of the Relevant Notes on behalf of such holders or beneficial owners and is entitled (for its own account or for the account of other persons claiming through it) to all of the rights and economic benefits of such holdings. The Consenting Creditors that are Parties hereto on June 9, 2010, hold Relevant Notes constituting approximately 43% of aggregate outstanding principal amount of the Existing Public Notes.

7. Mutual Representations and Warranties. Except as otherwise set forth below, each of the Parties represents and warrants to each of the other Parties that the following statements are true, correct and complete as of the date hereof:

(a) Power and Authority. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(c) Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(d) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational document) or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents).

(e) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body other than pursuant to the Securities Exchange Act of 1934, as amended, and the Court.

8. Specific Performance. Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each of the Company, on the one hand, and the Consenting Creditors, on the other hand, agrees that in the event of any such breach the other appropriate Party or Parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, including attorneys fees and costs, as a remedy of any such breach, and each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy in addition to any other remedy to which such Parties may be entitled, at law or in equity.

9. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

10. Amendments. This Agreement may not be modified, amended or supplemented except in a writing signed by the Company and the Requisite Consenting Creditors.

11. No Waiver. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance. Without limiting the foregoing sentence in any way, if the transactions contemplated by this Agreement or otherwise set forth in the Standby Plan are not consummated as provided herein or if a Termination Event occurs, or if this agreement is otherwise terminated for any reason, the Parties hereto each fully reserve any and all of their respective rights, remedies and interests.

12. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within that State. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the borough of Manhattan of the City, County and State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and, following commencement of the Case, each Party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the Court for purposes of any action, suit or proceeding arising out of or relating to this Agreement. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, jury trial and any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13. Notices. All notices and consents hereunder shall be in writing and shall be deemed to have been duly given upon receipt if personally delivered by courier service, messenger, facsimile, by certified or registered mail, postage prepaid return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following Parties:

If to any one Consenting Creditor, to:

such Consenting Creditor at the address shown for such Consenting Creditor on the applicable signature page hereto, to the attention of the person specified on such signature page with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

601 S. Figueroa Street

Los Angeles, CA 90017

Facsimile No.: (213) 629-5063

Attn:	Mark Shinderman
Neil Wertlieb

If to the Company, to:

American Capital, Ltd.

2 Bethesda Metro Center

14th Floor

Bethesda, MD 20814

Facsimile No.: (301) 654-6714

Attn:	Compliance Officer

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile No.: (212) 310-8007

Attn:	Christopher Aidun
Corey Chivers
Debra Dandeneau

14. Representation by Counsel. Each Party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.

15. Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, administrators and representatives.

17. Prior Negotiations. This Agreement supersedes all prior negotiations with respect to the subject matter hereof.

18. Further Assurances. The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Transaction.

19. No Solicitation. This Agreement is not and shall not be deemed to be a solicitation of votes for the Standby Plan. In addition, this Agreement does not constitute an offer to issue or sell securities to any person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original of the Party executing the same and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile shall be as effective as delivery of a manually executed signature page of this Agreement.

21. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third party beneficiary hereof.

22. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

23. Additional Parties. Without in any way limiting the provisions hereof, additional holders of Existing Public Notes shall pursuant to Section 1(c), and may under any other circumstance, elect to become Parties at any time from time to time by executing and delivering to the Company a counterpart hereof. Such additional creditors shall become a Party to this Agreement as a Consenting Creditor in accordance with the terms of this Agreement.

24. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all proposals and counter-proposal made within the past two weeks and relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

25. Confidentiality. The identity of the Consenting Creditors who are or may become parties to this Agreement is confidential, and, except as required by applicable law or regulation, or the rules of any applicable stock exchange, market exchange or regulatory body (as reasonably determined by the Company), the Company agrees to not publicly or otherwise disclose the identity of any Consenting Creditor, or any information relating to such Consenting

Creditor, without the consent of such Consenting Creditor, such consent to be at the sole discretion of such Consenting Creditor.

26. Obligations of Consenting Creditors. Each and every obligation of the Consenting Creditors contained in this Agreement are (a) several and not joint and (b) are binding on such Consenting Creditors only with respect to their ownership of Existing Public Notes, and not with respect to their ownership of Existing Private Notes, Existing Loans or related Claims.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

AMERICAN CAPITAL, LTD.

By:
Name:
Title:

CONSENTING CREDITORS:

[CONSENTING CREDITORS’ NAMES]

By:

Name:

Title:

Principal Amount Held:

Date:

Address:

Attention:
Fax:

Signature Page to Lock Up Agreement

Exhibit A

SUPPLEMENT NO. 1